Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of July 17, 2015 (the “Effective Date”) by and between MeeMee Media, Inc., a Nevada Corporation (the “Company”), and Carol Scott (“Consultant”).

A. The Company desires to retain the services of the Consultant effective as of the Effective Date.

B. The Consultant is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Services. The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). The Consultant shall not allow any other person or entity to perform any of the Services for or instead of the Consultant. The Consultant shall comply with all laws, rules, and regulations in the performance of the Services.

2. Terms of Engagement.

2.1 Definitions. For purposes of this Agreement, “Confidential Information” is all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise.

2.2 Independent Contractor. The parties hereto understand and agree that the Consultant is an independent contractor and not an employee of the Company. The Consultant has no authority to obligate or bind the Company by contract or otherwise. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to activities performed hereunder will be the sole responsibility of the Consultant.

2.3 Term of Service. This Agreement shall continue for a period of twelve (12) months from the Effective Date subject to renewal for an additional twelve (12) months at the election of the Company; provided that the Consultant’s consulting relationship with the Company may be terminated by the Company (i) upon 30 days prior written notice for any reason; and (ii) upon 10 days prior written notice in the event that Consultant breaches the terms of this Agreement.

3. Compensation.

3.1 Compensation. In consideration of the Services provided pursuant to this Agreement, the Consultant shall be paid the consideration set forth on Exhibit A. The Consultant acknowledges and agrees that Company’s sole obligation to Consultant shall be the payment of the consideration described on Exhibit A and the Company shall not have any additional obligations to the Consultant with respect to any compensation, remuneration or reimbursement whatsoever.

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4. Non-competition; No Restrictions. During the term of this Agreement and for a period of six (6) months after the termination or expiration of this Agreement, the Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage, participate in or perform services for any business that is in competition with the business of the Company. Consultant represents that the Consultant has no employments, consultancies or undertakings which would restrict or impair the Consultant’s performance of this Agreement.

5. Confidentiality Obligation. The Consultant will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Consultant’s assigned responsibilities as a Company Consultant, and shall comply with the terms of any Non-Disclosure Agreement between the parties.

6. Information of Others. The Consultant will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. The Consultant will not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.

7. Work Product.

7.1 Confidentiality of Work Product. Consultant shall not disclose to any party, including but not limited to any subcontractor, without the prior written consent of the Company any of (i) Consultant’s works, discoveries, inventions and innovations resulting from the Services, (ii) any proposals, research, records, reports, recommendations, manuals, findings, evaluations, forms, reviews, information, data, computer programs and software originated or prepared by Consultant for or in the performance of the Services (the items listed in clauses (i) and (ii) being hereinafter referred to collectively and severally as “Work Product”) or (iii) the existence or the subject matter of this Agreement.

7.2 Return of Information and Work Product. Consultant acknowledges and agrees that all Information shall remain the property of the Company, and no license, express or implied, to use any of the Company’s intellectual property is granted under this Agreement, except as specifically required to perform the Services. In the event of any termination, expiration or upon request by the Company, all copies of such Information and all Work Product shall be immediately returned to the Company.

7.3 Assignment of Work Product. All Work Product shall be promptly communicated to the Company. As additional consideration for the compensation to be paid to Consultant under this Agreement, Consultant shall assign to the Company all of its right, title and interest in and to all Work Product immediately upon origination, preparation or discovery thereof and regardless of the medium of expression thereof. Consultant shall communicate to the Company or its representatives all facts known to it respecting such Work Product. Further, whenever requested and at the Company’s cost and expense, Consultant shall testify in all legal proceedings, sign all lawful papers and otherwise perform all acts necessary or appropriate to enable the Company and its successors and assigns to obtain and enforce legal protections for all such Work Product in all countries, for which the Company may pay Consultant a reasonable fee. All Work Product shall become the exclusive property of the Company, and Consultant shall be deemed to have relinquished all right, title and interest in and to such Work Product by virtue of this Paragraph 7.3.

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8. Miscellaneous.

8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

8.2 Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and wholly to be performed within the State of Nevada by Nevada residents.

8.4 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission or electronic transmission in PDF format, all of which taken together shall constitute one and the same Agreement.

8.5 Entire Agreement; Modifications; Miscellaneous. This Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto. Each party to this Agreement hereby represents and warrants to the other party that it has had an opportunity to seek the advice of its own independent legal counsel with respect to the provisions of this Agreement and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or its legal counsel. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

MEEMEE MEDIA, INC.:

By: /s/ MARTIN DOANE

      Martin Doane, CEO

CONSULTANT:

By: /s/ CAROL SCOTT________________________________

      Carol Scott

Address: 414 East Beech Street, Long Beach, NY 11561

[Signature Page to MeeMee Media, Inc. Consulting Agreement]

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EXHIBIT A

Description of Services:

•	Consultant shall be responsible for marketing and sales of the ECA brand licensed to the Company pursuant to the Exclusive License Agreement dated July 17, 2015 between the Company and ECA World Fitness Alliance.
•	Consultant shall be available to work closely with the Company to help develop new ECA website, marketing materials, ECA conference programming strategy and schedule; secure conference presenters; develop conference layout and operational procedures; create conference seminar program and schedule and secure panelists; help develop conference membership / attendance pricing, benefit and marketing strategies; help create the ECA CEC course program; help develop online ECA seminar and education programming and offerings; and any other related activities the Company deems necessary to conduct a successful conference and education business.
•	Consultant acknowledges and agrees that Company may terminate this Agreement in the event that Consultant is not available to work with the Company or fails to fulfill her obligations under this Agreement and such termination shall not result in any termination payment obligations. Upon termination and prior to receiving any unpaid amount owed, Consultant shall work with the Company to ensure her duties are transitioned to personnel designated by the Company.

Compensation:

•	Company shall pay Consultant the amount of 75% of the first $150,000 in annual incoming sponsorship and exhibitor fees collected by the Company that Consultant directly and solely secures for ECA conferences (“CS ECA Sales”), up to a maximum of $112,500 annually. The Company shall also pay Consultant the amount of 20% of any CS ECA Sales exceeding $150,000 annually, up to a maximum of $100,000 annually. CS ECA Sales shall include only revenue collected by the Company from sponsors and exhibitors solely and directly secured by Consultant, and shall not include any other revenues collected by the Company, including, without limitation, shall not include (i) sponsors and exhibitors secured by the Company or All Screens Media or any other party; or (ii) ECA membership fees, convention registrations or online/conference education courses or seminars. All compensation paid to Consultant shall be paid within 30 days of Company’s receipt of the revenue from CS ECA Sales.
•	Commencing November 1, 2015, Company shall pay Consultant a base monthly fee of $7,500 for agreed upon activities above and beyond CS ECA Sales for the following five months of each year during the term of this Agreement: November, December, January, February, and March.
•	If the Company terminates this Agreement and such termination is not the result of Consultant’s breach of this Agreement, the Company shall pay Consultant a termination payment in the amount of $37,500.

INITIALS:	/s/ M.D	Company

	/s/ C.S	Consultant